Exhibit 99.1

                    U. S. STEEL VICE CHAIRMAN ROY G. DORRANCE
                          TO RETIRE AT END OF SEPTEMBER

     PITTSBURGH, Sept. 3, 2004 - United States Steel Corporation (NYSE: X) announced today that Roy G. Dorrance, vice chairman, has elected to retire at the end of September.
     "Throughout the last decade, Roy's leadership has helped guide U. S. Steel through some challenging times," said Thomas J. Usher, chairman and chief executive officer. "He was an early advocate of building a culture of continuous improvement within the company, and his leadership has allowed us to establish and maintain a strong position in domestic and international markets."
     Dorrance's career with U. S. Steel has spanned more than 36 years, during which he has served in a number of key positions including vice president of U.
S. Steel International, Inc., from 1989 to 1992; president of UEC Technologies LLC, formerly USX Engineers and Consultants, from 1992 to 1994; vice president - purchasing and technology, from 1994 to 1995; vice president - operations, from 1995 to 1997; and executive vice president - sheet products, from 1997 to 2001.
     In 2001, Dorrance was named executive vice president, with responsibility for new business development. During this time, he was a driving force behind the development of the company's information technology to support customer service initiatives and to enhance the efficiency of the company's operations. One year later, he was named vice chairman and chief operating officer, and in 2003, he assumed his most recent position.
     Dorrance's efforts have helped strengthen U. S. Steel's global position through steel export, engineering and consulting activities, and through involvement in Europe and China.
     Dorrance earned a bachelor of science degree in management from the Massachusetts Institute of Technology and a master's degree in industrial management from Carnegie Mellon University. He held his first position, hot strip mill foreman, at Mon Valley Works in 1968, and served in various capacities on the company's financial, international and resource development staffs early in his career.
     "From his early years in the company through his service as vice chairman, Roy has helped cultivate a work environment that empowered employees," said Usher. "He saw the advantages early on of involving employees in making key decisions and encouraging them to work as a team. His leadership and integrity will be missed."